WOLF CREEK NUCLEAR OPERATING CORPORATION
STATEMENT OF OWNERS' ASSETS
As of December 31, 2004
Exhibit F-2

(Thousands of Dollars)
2004*

Electric Plant - at original cost:
Nuclear Production Plant
Land and Land Rights	$7,258.7
Structures and Improvements	868,728.1
Reactor Plant Equipment	1,383,940.2
Turbogenerator Units	361,726.4
Accessory Electric Equipment	286,688.1
Misc. Power Plant Equipment	145,919.5

Total Nuclear Production Plant	3,054,261.0
Transmission Plant	23,547.0
General Plant	5,179.5
Miscellaneous Intangible Plant	16,696.8

Plant In Service	3,099,684.3
Less Accumulated Depreciation & Amortization	1,360,095.2

Net Plant In Service	1,739,589.1
Construction Work In Progress	28,826.8
Electric Plant Held for Future Use	0.0
Nuclear Fuel - Net	76,609.1

Total Electric Plant - Net	1,845,025.0

Other Property and Investments:
Special Funds	25,305.3
Other	0.0

Total Other Property and Investments	25,305.3

Current Assets:
Accounts Receivable	686.5
Fuel	492.8
Materials and Supplies	40,070.5
Prepayments and Other Current Assets	4,961.0

Total Current Assets	46,210.8

Deferred Debits	21,164.5

Total Assets	$1,937,705.6

TOTAL ASSETS BY OWNER

Kansas Gas and Electric Company	$927,345.0

Kansas City Power & Light Company	840,374.2

Kansas Electric Power Cooperative, Inc.	169,986.4

Total Assets	$1,937,705.6

* NON-OUTAGE YEAR

WOLF CREEK NUCLEAR OPERATING CORPORATION
STATEMENT OF EXPENSES
For the Year Ended December 31, 2004
Exhibit F-2

(Thousands of Dollars)

2004*

Production Expenses:
Nuclear Fuel	$40,957.4
Operations	72,065.4
Maintenance	27,236.9

Total Production	140,259.7

Transmission Expenses:
Operations	-
Maintenance	83.4

Total Transmission	83.4

Administrative and General Expenses:
Operations	33,477.9
Maintenance	257.8

Total Administrative and General	33,735.7

Total Operations and Maintenance
Expenses	174,078.8

Payroll taxes	4,993.3

Total O&M Including Payroll Taxes	179,072.1

Ad Valorem Taxes	25,019.8
Depreciation & Amortization	63,905.5

Total Operating Expenses	267,997.4

Less: Other Operating Revenues	53.8

Net Operating Expenses	267,943.6

Add: Nonoperating Expenses	1,525.2

Total Expenses	$269,468.8